ASSET PURCHASE AGREEMENT
By and Between
HEI, Inc.,
Cross Technology, Inc.,
Smartrac Technology US Inc.
and
Smartrac N.V.
Dated: August 30, 2007

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ASSET PURCHASE AGREEMENT
     This Asset Purchase Agreement (the “Agreement”) dated this 30th day of August, 2007, is by and between HEI, Inc., a Minnesota corporation (“HEI”), and its wholly-owned subsidiary Cross Technology, Inc., a Minnesota corporation (“CTI”) (HEI and CTI are collectively referred to herein as the “Seller”), Smartrac Technology US Inc., a Delaware corporation (the “Buyer”) and Smartrac N.V., a company incorporated under Dutch law (“Smartrac”).
RECITALS
     (A) Seller operates a division, located in Chanhassen, Minnesota, that is engaged in the design, development and manufacturing of custom and semi-custom RFID transponders in low frequency, high frequency and ultra high frequency (collectively, the “Business”).
     (B) Buyer desires to purchase certain assets and assume specific liabilities of the Business from Seller and Seller desires to sell to Buyer such on the terms and subject to the conditions set forth in this Agreement.
     (C) Smartrac is the corporate parent of Buyer.
AGREEMENT
     NOW, THEREFORE, in consideration of the premises and the agreements, representations, warranties and covenants contained herein and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged and subject to and upon the terms and conditions of this Agreement, the Parties, intending to be legally bound, do hereby agree as follows:
Article I: GENERAL PROVISIONS
     Section 1.01. Definitions. Terms used in this Agreement shall have the meanings ascribed to them by definition in this Agreement or in Exhibit A hereto.
     Section 1.02. Certain Other Definitions and Meanings; Interpretation. For purpose of this Agreement, the term “Parties” means (except where the context otherwise requires) Buyer, Seller and Smartrac and the term Party means any one of the Parties. Unless the context of this Agreement otherwise clearly requires, (a) references to the plural include the singular, (b) references to the singular include the plural, (c) references to any gender include the other gender, (d) the term “including” is not limiting and has the inclusive meaning represented by the phrase “including without limitation”, (e) the term “include” is not limiting and has the inclusive meaning represented by the phrase “include without limitation”, (f) the term “includes” is not limiting and has the inclusive meaning represented by the phrase “includes without limitation”, (g) the terms “hereby”, “hereof”, “herein”, “hereunder”, “hereto”, and similar terms in this Agreement refer to this Agreement as a whole and not to any particular provision of this Agreement, (h) the terms “day” and “days” mean and refer to calendar day(s) and (i) the terms “year” and “years” mean and refer to calendar year(s). References herein to Articles, Sections, Exhibits, Schedules and Supplements, unless otherwise designated, shall be to the relevant Articles, Sections, Exhibits, Schedules and Supplements to this Agreement.

     Section 1.03. Buyer’s Knowledge. Where a representation contained in this Agreement is qualified by the phrase “to Buyer’s Knowledge” (or words of similar import), such expression shall mean the actual knowledge, after due inquiry, of Buyer’s directors and executive officers.
     Section 1.04. Seller’s Knowledge. Where a representation contained in this Agreement is qualified by the phrase “to Seller’s Knowledge” (or words of similar import), such expression shall mean the actual knowledge, after due inquiry, of: (a) Scott Stole and Seller’s directors and executive officers and (b) Brian Bender but only as to Section 6.09.
     Section 1.05. Transactions. On and subject to the terms and conditions of this Agreement at Closing, (a) Buyer will purchase, acquire and accept from Seller and Seller will sell, convey, transfer, assign and deliver to Buyer, or cause to be sold, conveyed, transferred, assigned and delivered to Buyer, all of the Purchased Assets, free and clear of any and all Liens, except any Permitted Liens; (b) Buyer will pay to Seller the Purchase Price with such payment to be made as provided herein; and (c) Buyer will assume and thereafter pay, perform and discharge, as the case may be, the Assumed Obligations. Notwithstanding the consummation of such transactions, Seller will retain all right, title and interest in and to the Excluded Assets and Seller will continue to be and will remain solely responsible for the payment, performance and discharge, as the case may be, of the Excluded Liabilities.
Article II: PURCHASE, SALE AND RELATED MATTERS
     Section 2.01. Purchase and Sale of Purchased Assets. Upon the terms and subject to the conditions of this Agreement, at the Closing Time, Buyer shall purchase from Seller and Seller shall sell, convey, grant, transfer, assign and deliver the Purchased Assets to Buyer, free and clear of all Liens, except any Permitted Liens, or as described in Schedule 2.01.
     Section 2.02. Purchased Assets. “Purchased Assets” means Seller’s right, title and interest in and to the following related to the Business (collectively, the “Purchased Assets”):
           (a) All fixed assets, including plant fixtures, machinery, equipment, computers, gauges, furniture, office equipment, rolling stock, vehicles, tooling, operating, factory and maintenance supplies, spare parts, stores, component parts, spare parts, shipping and packaging supplies and other tangible personal property, including all such properties and assets as have been fully depreciated or expensed and including, without limitation, described in Schedule 2.02(a) (collectively, the “Fixed Assets”);
           (b) All raw materials, work-in-process and finished goods inventories located at the Chanhassen Leased Premises on the date of Closing (collectively, the “Inventories”);
           (c) Except as set forth on Schedule 2.02(c) or due from an Affiliate or other division or segment of Seller, all rights under all trade accounts receivable, notes receivable, security and other deposits, advance payments, prepayments and credits, whether recorded or unrecorded related to the Business (collectively, the “Receivables”);
           (d) All prepaid deposits and expenses listed on Schedule 2.02(d) (collectively, the “Prepaids”);

           (e) All rights under authorizations, approvals (including customers), franchises, orders, consents, licenses, permits, registrations, waivers, exemptions, abatements and certificates of or by any Governmental Authority and all applications and renewals therefor or other rights arising or resulting from any of the foregoing, including, without limitation, the items listed in Schedule 2.02(e) (collectively, the “Permits”);
           (f) All Intellectual Property rights including, without limitation, the trade name and trademark “Cross” described in Schedule 2.02(f);
           (g) All agreements and contracts with suppliers, including, without limitation, all open purchase orders to vendors and suppliers of Seller relative to the Business (collectively, the “Supplier Contracts”);
           (h) All orders from, commitments to and contracts with customers, including, without limitation, all open purchase orders from customers of the Business as well as all outstanding proposals, quotations and bids (collectively, the “Customer Contracts”);
           (i) Those executory contracts relating to the Business or the Purchased Assets, including any operating agreements, licenses and other agreements, arrangements and understandings, which are listed in Schedule 2.02(i) (collectively, the “Other Contracts”);
           (j) All rights under those personal property leases, including vehicles and equipment, listed in Schedule 2.02(j) (collectively, the “Personal Property Leases”);
           (k) All rights under those real property leases listed in Schedule 2.02(k) (collectively, the “Real Property Leases”);
           (l) All rights under any cause of action, judgment, right of recovery, right of set-off, credit, rebate, indemnity or other claim against other Persons, of whatever kind or nature, known or unknown, accrued or to accrue, including, without limitation, all rights of rescission, replevin and reclamation; all rights and claims in respect of past infringement or against present and former employees, agents and consultants; all credits or rebates due in respect of charges incurred, goods received or services rendered to the Business; and all rights under any express or implied warranties, representations or guarantees made by suppliers, contractors or others having business dealings with the Business, except as set forth on Schedule 2.02(l);
           (m) The content of the Business website;
           (n) The cellular phones and cellular phone numbers used by the Business;
           (o) All books, records, tapes, disks, files, plans, studies, reports, manuals, handbooks, catalogs, brochures, correspondence and other materials, whether in hard copy, electronic or any other form or media, including, without limitation, any of the same pertaining to the Business, the Assumed Obligations or the Purchased Assets, including accounting, sales, costs, pricing, marketing, advertising, product literature, promotions, lists of suppliers, lists of customers, personnel, human resources, inventory, engineering, manufacturing, business plans and strategies and product development files and documents (collectively, the “Business Records”); provided, however, that only copies of those Business Records the originals of which are required to be maintained by the Seller for accounting purposes shall be delivered to Seller; provided further, however, nothing herein shall obligate Seller to provide Buyer with any information not readily available to it post Closing; and
           (p) The exclusive right of Buyer to represent itself as carrying on the Business of Seller as a going concern with the goodwill associated therewith.
     Section 2.03. Excluded Assets. Notwithstanding anything contained in Section 2.02 hereof to the contrary, Seller shall not sell, assign or transfer to Buyer (or cause to be sold, assigned or transferred), and Buyer shall neither assume, purchase nor acquire from Seller, any of the following assets (collectively, the “Excluded Assets”):
           (a) All cash of Seller;
           (b) All minute books, stock records, corporation records, corporate seals, treasury shares and tax returns and supporting schedules of Seller;
           (c) The bank accounts and related lockboxes of Seller;
           (d) Subject to Section 7.01 hereof, any ownership interest in, license or other right to use the word “HEI” as a part of or in connection with Buyer’s corporate name, d/b/a, sales and marketing literature, business forms or otherwise;
           (e) Claims for refunds of any Taxes or credits for Taxes for all periods prior to the Closing Time;
           (f) All casualty, liability or other insurance policies owned by or obtained on behalf of Seller and all claims or rights under any such insurance policies except as provided in Sections 7.07 hereof; and
           (g) The written off InCard inventory as specified on Schedule 2.03(g).
     Section 2.04. Assumed Obligations. Upon the terms and subject to the conditions of this Agreement, at the Closing Time, Buyer will assume and will thereafter pay, perform or discharge only the following liabilities and obligations of Seller and no others (collectively, the “Assumed Obligations”):
           (a) Liabilities and obligations of Seller for payment of accounts payable of the Business (“Accounts Payable”), but only to the extent and in the amount included therefor in the Interim Balance Sheet or otherwise created in the conduct of the Business by Seller after the date of the Interim Balance Sheet in the ordinary course consistent with past practices, in transactions in the ordinary course of Business, which amounts shall not include any amounts payable to another division or segment of Seller;
           (b) Liabilities and obligations of Seller for payment of accrued trade expenses of the Business (“Accrued Expenses”), but only to the extent and in the amount included therefor in the Interim Balance Sheet and otherwise created in the conduct of the Business by Seller after the date of the Interim Balance Sheet in the ordinary course consistent with past practices, in transactions in the ordinary course of Business, which amounts shall not include any amounts payable to another division or segment of Seller; provided, however, that Buyer shall not assume, and instead Seller shall pay amounts due to employees prior to Closing;
           (c) All performance obligations of Seller under the express terms of the Customer Contracts, Supplier Contracts, Other Contracts, Real Property Leases and

Personal Property Leases but only to the extent first becoming due after the Closing Time and excluding, without limitation: (i) all liabilities and obligations under any contract agreement or commitment which was not (but should have been) listed on Schedule 6.26(a), and (ii) all liabilities or obligations arising or resulting from any occurrence, circumstance, event, condition or performance (whether known or unknown) which occurs or exists prior to the Closing Time and which constitutes, or which by the lapse of time or delivery of notice (or both) would constitute a breach or default of any Customer Contracts, Supplier Contracts, Other Contracts, Real Property Leases or Personal Property Leases (including, without limitation, any breach or default of any warranty (express or implied) arising with respect to the subject matter of any Customer Contracts, Supplier Contracts, Other Contracts, Real Property Leases or Personal Property Leases) or arising or resulting from the termination or cancellation prior to the Closing Time of any Customer Contracts, Supplier Contracts, Other Contracts, Real Property Leases or Personal Property Leases, all of which liabilities and obligations shall be Excluded Liabilities;
           (d) Subject to Section 7.07 hereof, all obligations of Seller to its immediate customers to repair any products or replace or refund the purchase price of any products, in any such event, sold by Seller in the ordinary course of the Business prior to the Closing Time but excluding, without limitation, all liabilities and obligations relating to or arising out of design defects as well as all liabilities and obligations (i) to any Person other than Seller’s immediate customer, (ii) for personal injury or property damages, (iii) for consequential, incidental, punitive, indirect or special damages and the like, and (iv) for any claim in excess of the purchase price of a product, all of which liabilities and obligations shall be Excluded Liabilities; and
           (e) Schedule 2.04(e) lists all customer deposits as of the Closing Date and their associated job number. Any customer deposits received by Buyer subsequent to the Closing Date will be retained by Buyer. Any customer deposits received by Seller prior to the Closing Date and not yet recorded, or any customer deposits received by Seller subsequent to the Closing Date, will be remitted to Buyer without offset within five (5) Business Days after Seller’s receipt thereof and will clearly identify the job number to which the customer deposit applies.
     Section 2.05. Excluded Liabilities. Notwithstanding anything to the contrary in this Agreement, including the Schedules and Exhibits hereto, except for the Assumed Obligations, Buyer does not, directly or indirectly, assume and Seller shall, without any responsibility or liability of, or recourse to Buyer or any of its Affiliates, absolutely and irrevocably retain and pay, perform and discharge, as the case may be, all debts, liabilities and obligations of any nature of Seller, and relating to Seller or claims of such liability or obligation, whether absolute, contingent or otherwise and whether foreseen, unforeseen, accrued, unaccrued, known, unknown, liquidated or unliquidated, matured or unmatured, now existing or which may arise in the future, and whether or not arising out of or relating either directly or indirectly to Seller and the Business, and regardless of whether such is made, claimed or asserted prior to or after the Closing Time (collectively, the “Excluded Liabilities”).
     Section 2.06. Assignment of Contracts.
           (a) Anything in this Agreement to the contrary notwithstanding, this Agreement shall not constitute a sale, assignment, transfer or conveyance (a “Transfer”) or an agreement to Transfer any Customer Contract, Supplier Contract, Other Contract, Real Property Lease or Personal Property Lease or any claim, right or benefit arising thereunder or resulting therefrom (collectively, the “Interests”) if an attempted Transfer thereof, without the Consent of a third party, would constitute a breach or other contravention thereof, be ineffective or in any way adversely affect any rights thereunder, unless and until such Interest can be effectively Transferred without such breach, contravention or adverse effect, at which time each such Interest shall be deemed to be so Transferred. Until such Transfer, all such Interest shall be held in trust by Seller for the sole benefit of Buyer.
           (b) Seller shall, prior to Closing, use reasonable commercial efforts to promptly obtain all necessary Consents to Transfer, free and clear of all Liens, except Permitted Liens, all such Interests and Seller shall pay and discharge all reasonable costs of obtaining any such Consent.
           (c) To the extent any Consents necessary to Transfer any Interest have not been obtained or are not in effect as of the Closing Time, Seller shall promptly notify Buyer of each such occurrence, and Seller and Buyer shall, during the remaining term of such Interest, use reasonable commercial efforts to (i) cooperate in any reasonable and lawful arrangements designed to provide the benefits of such Interest to Buyer, in which case Buyer shall pay or satisfy the corresponding obligations for the enjoyment of such benefits to the extent Buyer would have been responsible therefor if such Consent had been obtained and such Interest had been transferred to Buyer; and (ii) enforce, at the request of Buyer, any rights of Seller arising from such Interest against the issuer thereof or the other party or parties thereto (including the right to elect to terminate any such Interest in accordance with the terms thereof with the consent of Buyer).
           (d) Nothing in this Section 2.06 shall be deemed a waiver by Buyer of its right to receive at the Closing Time an effective Transfer of all of the Purchased Assets nor shall this Section 2.06 be deemed to constitute an agreement to exclude any asset, property or right from the Purchased Assets.
     Section 2.07. Allocation of Purchase Price. Within sixty (60) days after the Closing Date, Buyer and Seller shall agree upon an allocation of the Purchase Price among the Purchased Assets pursuant to the requirements of Internal Revenue Code Section 1060; provided, however, that Buyer and Seller agree that the fair value of the Fixed Assets which constitute part of the Purchased Assets shall be $440,574.00. Buyer shall propose an allocation to Seller based upon a pro-forma balance sheet prepared by Buyer as of August 31, 2007. Upon reaching such agreement, Buyer and Seller shall allocate the Purchase Price for business and tax purposed (including IRS Form 8594) in the manner so agreed.
Article III: PURCHASE PRICE
     Section 3.01. Purchase Price. The purchase price for the Purchased Assets shall be Three Million Dollars ($3,000,000) (the “Purchase Price”).
     Section 3.02. Payment of Purchase Price. At the Closing, Buyer shall pay the Purchase Price to Seller in cash.
Article IV: CLOSING
     Section 4.01. Closing. Subject to this Agreement:
           (a) Closing Time. The closing of the transactions contemplated by this Agreement (the “Closing Date) shall take place at the offices of Winthrop & Weinstine, P.A., Suite 3500, 225 South Sixth Street, Minneapolis, Minnesota 55402 as

soon as practicable after the date hereof but in no event later than three (3) Business Days after the date hereof. The “Closing” shall mean the making of the deliveries, unless waived in writing, to be made by Buyer and Seller respectively pursuant to Sections 4.01(b) and (c) and the receipt by Buyer of the documents described in Section 4.01(d), and shall be deemed to have occurred for all purposes under this Agreement at 11:59 p.m. Central time (the “Closing Time”)
           (b) Deliveries at the Closing by Seller. At or prior to the Closing Time, Seller will deliver to Buyer the following, all of which shall be duly executed and be in form and substance reasonably satisfactory to counsel for Buyer.
                (1) A general conveyance, assignment and bill of sale for the Purchased Assets in the form of Exhibit B hereto;
                (2) Assignments of the Patents and Patent Applications in the form of Exhibit C hereto;
                (3) An assignment of the lease for the Chanhassen Leased Premises and Consent of landlord;
                (4) A certificate in the form of Exhibit D hereto of the Secretary of Seller as to the Articles of Incorporation of HEI and CTI and the Bylaws of HEI and CTI;
                (5) Certified copies of resolutions from the boards of HEI and CTI authorizing the transactions contemplated by this Agreement;
                (6) Certificates of Good Standing of HEI and CTI;
                (7) A consent and release of all Liens in the Purchased Assets by Wells Fargo Bank along with a Form UCC-3 amendment;
                (8) The consents of DeLage Landen Financial Services, Inc. and CNC Associates, Inc. required by the Personal Property Leases; and
                (9) Such other separate instruments of sale, assignment, transfer or conveyance, in form and substance reasonably satisfactory to Buyer, that Buyer may reasonably deem necessary or appropriate in order to perfect, confirm or evidence title in accordance with this Agreement to all or any part of the Purchased Assets, or to otherwise carry out the purpose of this Agreement.
           (c) Delivery at the Closing by Buyer. At or prior to the Closing Time, Buyer will deliver to Seller the following which shall be duly executed and be in form and substance reasonably satisfactory to counsel for Seller:
                (1) The Purchase Price in accordance with Section 3.02 hereof;
                (2) An Assumption Agreement with respect to the Assumed Obligations in the form of Exhibit E hereto;
                (3) A certificate in the form of Exhibit F hereto of the Secretary of Buyer as to the Certificate of Incorporation of Buyer and the Bylaws of Buyer;

                (4) A certified copy of resolutions from the board of Buyer authorizing the transactions contemplated by this Agreement by Buyer and a certified copy of a trade register of Smartrac evidencing the authority of the signatory of the Guarantee pursuant to Section 9.03 hereof to provide such Guarantee; and
                (5) A Certificate of Good Standing of Buyer;
           (d) Other Closing Deliveries. At or prior to the Closing Time, Buyer shall use reasonable efforts to obtain executed employment agreements from three key employees previously identified by Buyer and confidentiality agreements in the form previously provided to Seller from four additional employees previously identified by Buyer.
     In addition, at Closing, Smartrac shall deliver to Seller a Guarantee of Buyer’s Obligations to Seller pursuant to Section 9.03 hereof in the form of Exhibit G hereto.
Article V: REPRESENTATIONS AND WARRANTIES OF BUYER
     Buyer hereby represents and warrants to Seller that:
     Section 5.01. Corporate Organization and Qualification. Buyer is a corporation duly organized, validly existing and in good standing under the laws of Delaware, and has all requisite corporate power and authority to own, lease and operate its property and otherwise conduct its business as now being conducted.
     Section 5.02. Authorization of Transaction. Buyer has full corporate power and authority to enter into this Agreement, perform its obligations hereunder and consummate the transactions contemplated hereby. All necessary and appropriate corporate action has been taken by Buyer with respect to the execution, delivery and performance of this Agreement. This Agreement constitutes a valid and binding obligation of Buyer, enforceable in accordance with its terms.
     Section 5.03. Non-Conflict. Neither the execution and delivery of this Agreement nor the consummation of any of the transactions contemplated hereby will, directly or indirectly (with or without notice or lapse of time): (i) contravene, conflict with, or result in a violation of any provision of the Certificate of Incorporation or Bylaws of Buyer, or any resolution adopted by the board of directors or the shareholders of Buyer; or (ii) contravene, conflict with, or result in a violation of any Legal Requirement or any Order to which Buyer is or may be subject or (iii) require any consent, approval or authorization of, or notice to, or declaration, filing or registration with, any Governmental Authority or other Person.
     Section 5.04. Consents and Approvals. No consent, authorization, order, or approval of or filing with any Person is required for the execution and delivery of this Agreement and the consummation by Buyer of the transactions contemplated by this Agreement.
     Section 5.05. Litigation. There are no actions, suits, proceedings, orders or investigations pending or, to Buyer’s Knowledge, threatened against or affecting Buyer, at law or in equity, which if adversely determined would have a material adverse effect on Buyer’s performance under this Agreement or the consummation of the transactions contemplated hereby. There are no injunctions, decrees or unsatisfied judgments outstanding against or related to Buyer which could interfere with Buyer’s ability to consummate the transactions contemplated by this Agreement.

     Section 5.06. Finder; Brokers. Buyer is not a party to any agreement with any finder or broker, or in any way obligated to any finder or broker for any commissions, fees or expenses, in connection with the origin, negotiation, execution or performance of this Agreement or the transactions contemplated hereby.
     Section 5.07. Disclosure. To Buyer’s Knowledge, no representation or warranty by Buyer in this Agreement and no statement contained in this Agreement or in any document delivered or to be delivered pursuant hereto contains or will contain an untrue statement of material fact or omits or will omit to state any material fact necessary to make the statements herein or therein contained, in light of the circumstances under which made, not misleading; it being understood that as used in this subparagraph “material” means material to any individual statement or omission and in the aggregate as to all statements and omissions.
Article VI: REPRESENTATIONS AND WARRANTIES OF SELLER
     HEI and CTI each hereby, jointly and severally, represents and warrants to Buyer that:
     Section 6.01. Corporate Organization and Qualification. Each of HEI and CTI is a corporation duly organized, validly existing and in good standing under the laws of Minnesota, and has all requisite corporate power and authority to own, lease and operate their respective properties, including the Purchased Assets, and otherwise conduct their business, including the Business, as now being conducted. HEI has no subsidiary other than CTI and does not own, directly or indirectly, any interest or investment in or exercise control (as stockholder or in any other manner) over any Person. Seller has not received any written notice or assertion from any Governmental Authority of any jurisdiction to the effect that Seller is required to be qualified or otherwise authorized to do business therein, in which any of them are not qualified or obtained such authorization.
     Section 6.02. Authorization of Transaction. Each of HEI and CTI has full corporate power and authority to enter into this Agreement, perform their respective obligations hereunder and consummate the transactions contemplated hereby, including, without limitation, the execution and delivery of this Agreement and the other documents and instruments specified in Section 4.01(b) hereof. All necessary and appropriate corporate and shareholder action has been taken by each of HEI and CTI with respect to the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby. This Agreement constitutes a valid and binding obligation of each of HEI and CTI, enforceable in accordance with its terms, except as such may be limited by bankruptcy, insolvency, reorganization or similar laws affecting creditor’s rights generally, and by general equitable principles.
     Section 6.03. Non-Conflict. Except as set forth in Schedule 6.03, neither the execution and delivery of this Agreement nor the consummation of any of the transactions contemplated hereby will, directly or indirectly (with or without notice or lapse of time): (a) contravene, conflict with, or result in a violation of any provision of the Articles of Incorporation, Bylaws or other governing documents of either HEI or CTI; (b) contravene, conflict with, or result in a violation of any Legal Requirement or any Order to which either HEI or CTI or any of the Purchased Assets is or may be subject; (c) contravene, conflict with, or result in a violation of any material terms or requirements of, or give any Governmental Authority the right to revoke, withdraw, suspend, cancel, terminate, or modify, any material Permit held by either HEI or CTI in its conduct of the Business; (d) contravene, conflict with, or result in a violation or breach of any provision of, or give any Person the right to declare a default or exercise any remedy under, or to accelerate the maturity or performance of, or to cancel, terminate, or modify, any contract, lease, agreement or other instrument, commitment or obligation to which either HEI or CTI is or may be bound or affected; (e) result in the imposition or creation of any Lien upon or with respect to any of the Purchased Assets; or (e) require any material consent, approval or authorization of, or notice to, or declaration, filing or registration with, any Governmental Authority or other Person.
     Section 6.04. Investments. Other than the original acquisition of CTI by Seller, Seller has not acquired from any other Person any ongoing business or product line which is a part of the Business.
     Section 6.05. Financial Statements.
           (a) Schedule 6.05(a) includes (i) balance sheets of HEI as of the end of the fiscal years 2005 and 2006, and the related statements of income and retained earnings, and changes in stockholders’ equity and cash flow for each of the fiscal years then ended, as may be further explained and qualified by HEI’s SEC Documents (in the aggregate, the “HEI Financials”) (to the extent the HEI Financials refer to the Business, the “Year-End Financials”) and (ii) an unaudited balance sheet of the Business as of August 17, 2007 (“Interim Balance Sheet”) and unaudited profit and loss statement of the Business as of August 17, 2007, as may be further explained and qualified by HEI’s SEC Documents (collectively, the “Interim Financial Statements”) (Year-End Financials and Interim Financial Statements are referred to herein collectively as the “Financial Statements”). The Financial Statements have been prepared in good faith at the time prepared, have been prepared from the books and records of Seller and fairly present the financial condition and results of operations, changes in stockholders’ equity and cash flow of HEI and the Seller respectively as of the respective dates and for the periods referred to in the Financial Statements. The Year-End Financials are prepared in accordance with GAAP consistently applied. Except as expressly noted therein, the statements of income included in the Year-End Financials do not include any items which would be treated as special or nonrecurring income or expense pursuant to GAAP. The Interim Balance Sheet includes at least the following items: Assets — fixed assets, inventory, goodwill and accounts receivable, and Liabilities — equity, debt, accounts payable, and accrued liabilities (including a warranty reserve or a confirmation of no warranty reserve).
           (b) Except as set forth in Schedule 6.05(b), there has been no material adverse change to the information provided in the Interim Financial Statements regarding the financial condition of the Business.
           (c) Except as set forth in Schedule 6.05(c), Seller has determined, in good faith, that the allocable charges for all services provided to the Business by HEI’s corporate office included in the Interim Financial Statements is a reasonable estimate for the period referred to in the Interim Financial Statements.
           (d) Schedule 6.05(d) sets forth a complete and accurate list of all bank accounts and lockboxes held or used by Seller for the Business.
     Section 6.06. Books and Records. To Seller’s Knowledge, the books and records, financial and otherwise, of the Business accurately set out and disclose any and all material transactions involving Seller and the financial position of Seller as relates to the Business. There are no material inaccuracies or discrepancies of any kind reflected therein.

     Section 6.07. Absence of Certain Changes in Events. Except as set forth in Schedule 6.07 or HEI’s SEC Documents, since HEI’s 2006 fiscal year end, there has not occurred any event or condition of any character which has materially adversely affected, or may reasonably be expected so to affect, Seller, the Assumed Obligations or the Purchased Assets (any such affect, a “Material Adverse Effect”).
     Section 6.08. Undisclosed Liabilities. Except as set forth in Schedule 6.08, Seller has no material liability or obligation of any nature arising out of or relating to the Business, or the Purchased Assets (whether liquidated, unliquidated, accrued, unaccrued, absolute, contingent or otherwise and whether due or to become due) except:
           (a) those set forth or reflected in the Financial Statements or notes thereto;
           (b) those arising under the Customer Contracts, Supplier Contracts, Other Contracts, Real Property Leases and Personal Property Leases identified in the Schedules; and
           (c) current liabilities incurred in or as a result of the conduct of the Business by Seller in the ordinary course consistent with past practice since December 31, 2006 (in transactions in the ordinary course of such business) or as disclosed in HEI’s SEC Documents, which are completely and accurately reflected on its books and records and which are not inconsistent with the other representations, warranties and agreements of Seller set forth in this Agreement and the Schedules.
     Section 6.09. Receivables. The net Receivables included in the Interim Financial Statements represent or will represent valid obligations arising from sales actually made or services actually performed in the ordinary course of business. To Seller’s Knowledge, there is no contest, claim or right of set-off with any obligor of a net Receivable relating to the amount or validity of such net Receivables.
     Section 6.10. Inventories. Except as set forth in Schedule 6.10, the Inventories included in the Interim Financial Statements (which are net Inventory amounts) are in good condition and suitable and usable in the ordinary course of business. Except as set forth in Schedule 6.10, no Inventory has been pledged as collateral or is held by Seller on consignment from others, or is held by others on consignment from Seller.
     Section 6.11. Accounts Payable. All Accounts Payable have arisen in the ordinary course of the Business and are reflected on the Interim Financial Statements in accordance with past business practices of the Business.
     Section 6.12. Real Property.
           (a) Seller does not own any real property used in the Business. The only real property used in the Business and leased by Seller from other Persons is that located at 1456 Lake Drive West, Chanhassen, Minnesota 55317 (only that portion of such real property leased by the Seller containing approximately 15,173 square feet is hereby referred to as the “Chanhassen Leased Premises”). Schedule 6.12(a) contains a complete and accurate list of all title reports, title insurance policies, appraisals and engineering, and similar studies and reports in respect of the Chanhassen Leased Premises either prepared by or for Seller or of which Seller has Knowledge and which is in the Seller’s possession. Seller has provided Buyer with complete and accurate copies of all such items that are in the possession of the Seller.

           (b) Except as set forth in Schedule 6.12(b):
                (i) To Seller’s Knowledge, the Chanhassen Leased Premises and the use by Seller thereof is not in violation of any recorded or unrecorded covenant or restriction or any building, zoning, subdivision, land use or other Legal Requirement pertaining to the ownership, condition, lease or use of real property. To Seller’s Knowledge, there are no pending or Threatened zoning, condemnation or eminent domain or other similar Proceedings against or affecting the Chanhassen Leased Premises;
                (ii) To Seller’s Knowledge, the buildings, improvements, structures and building systems (including, without limitation, electrical, gas, plumbing, piping, steam, waste and HVAC systems) included in the Chanhassen Leased Premises are in good operating condition and repair, and are adequate for the uses to which they are being put, and none of such buildings, improvements, structures, or building systems is in need of maintenance or repairs except for ordinary routine maintenance and repairs that are not material in nature or cost;
                (iii) To Seller’s Knowledge, there are no outstanding written recommendations by any of Seller’s or its respective Affiliates’ workers’ compensation, property/casualty or other insurance carriers or any of their respective boards of fire underwriters or other body exercising similar function, in any such case requiring or recommending any repairs or other works be done at the Chanhassen Leased Premises;
                (iv) To Seller’s Knowledge, the Chanhassen Leased Premises is serviced with utilities which are adequate for the Business as conducted through the date hereof and to Seller’s Knowledge, there is no pending or Threatened curtailment in any such utility service; and
                (v) The Chanhassen Leased Premises is used exclusively by Seller for the Business and Seller does not conduct any other business or operations at the Chanhassen Leased Premises. Except for the lease for the Chanhassen Leased Premises which is set forth in Schedule 6.12(a), Seller is not party to any recorded or unrecorded leases, subleases, easements, licenses, concessions, options or other agreements, written or oral, with respect to the Chanhassen Leased Premises. There are no Persons except Seller in possession of, occupying or using the Chanhassen Leased Premises.
     Section 6.13. Personal Property Leases. Except pursuant to the Personal Property Leases, no machinery, equipment, vehicles, office furniture or other personal property used for the Business and located at the Chanhassen Leased Premises or elsewhere is leased from any third party. True and correct copies of the Personal Property Leases have been furnished by Seller to Buyer and are listed on Schedule 2.02(j). Neither Seller nor, to Seller’s Knowledge, any of the other parties to such leases are in default with respect to any of the Personal Property Leases.
     Section 6.14. Taxes. In respect of Seller, the Purchased Assets and the Business and except as set forth in Schedule 6.14: (i) all Tax Returns required to be filed with any Taxing Authority have been filed in accordance with all Legal Requirements; (ii) as of the time of such filing, such Tax Returns were prepared in accordance with the appropriate books and records and correctly reflect the facts regarding the income, business, assets, operations, activities and status of the Business, and any other information required to be shown therein; (iii) all Taxes owed for which payment was due (whether or not shown on any such Tax Return) have been paid; (iv) there is no audit, action, suit, proceeding or investigation now pending against or with respect to any Tax;

(v) there are no Liens for Taxes upon the Purchased Assets; (vi) no deficiency for any Tax or claim for additional Taxes by any Taxing Authority has been assessed or is pending, or to the Knowledge of Seller, is Threatened; and (vii) there is no extension or waiver of the limitation period applicable to any Tax or Tax Return. Any transfer taxes that may be payable as a result of the transactions contemplated by this Agreement, including the purchase and sale of the Purchased Assets, are the responsibility of and will be paid by Seller.
     Section 6.15. Legal Proceedings. Except as set forth in Schedule 6.15, there are no pending or, to the Knowledge of Seller, Threatened, claims, demands, notices of violation, actions, arbitrations, audits, grievances, hearings, investigations, litigation, or suits (whether civil, criminal, administrative, investigative, or informal) (collectively, a “Proceeding”) by or against Seller or any director or officer of Seller in any such instance arising out of or relating to either the Business, the Assumed Obligations or the Purchased Assets that would be material to Seller. To Seller’s Knowledge, no event has occurred or circumstance exists that may give rise to or serve as a basis for the commencement of any such Proceedings.
     Section 6.16. Orders.
           (a) Except for orders of general application, Schedule 6.16(a) sets forth each order, decree, award, decision, injunction, judgment, ruling, subpoena, or verdict of any Governmental Authority or arbitrator (an “Order”) to which Seller is a party or otherwise bound, either relating to or arising out of the Business, the Assumed Obligations or any of the Purchased Assets and, to the Knowledge of Seller, there are no other Orders pending or Threatened; and
           (b) To the Knowledge of Seller, no officer, director, employee, agent or consultant of Seller is subject to any Order that prohibits such officer, director, employee, agent or consultant from engaging in or continuing any conduct, activity or practice which in any manner relates to either the Business, the Assumed Obligations or the Purchased Assets.
     Section 6.17. Compliance with Legal Requirements. Except as set forth in Schedule 6.17, with respect to the Business, the Assumed Obligations and the Purchased Assets:
           (a) Seller is in compliance with applicable Legal Requirements and no event has occurred or circumstance exists that (with or without notice or lapse of time) (i) may constitute or result in a violation by Seller of, or a failure on the part of Seller to comply with, any Legal Requirement; or (ii) may give rise to any obligation on the part of Seller to undertake, or to bear all or any portion of the cost of, any Legal Requirement compliance;
           (b) To the Knowledge of Seller (i) there is no Legal Requirement which is not currently applicable to Seller but which, according to its provisions, will become applicable to Seller and which is reasonably likely to have a Material Adverse Effect on the Business, the Assumed Obligations or the Purchased Assets and (ii) there is no pending, proposed or Threatened Legal Requirements which, if promulgated, is reasonably likely to have a Material Adverse Effect; and
           (c) There is no pending or, to the Knowledge of Seller, Threatened fine or penalty imposed or sought to be imposed by any Governmental Authority.

     Section 6.18. Permits, Certifications and Licenses. Schedule 6.18 sets forth a description of each Permit required to be obtained for the operation of the Business. Each such Permit is in full force and effect, except to the extent that failure to obtain a Permit would not have a Material Adverse Effect. There are no pending or, to Seller’s Knowledge, threatened actions which could result in any revocation of any Permit which may have a Material Adverse Effect.
     Section 6.19. Environmental Matters.
           (a) Only as to Seller’s Knowledge and in the possession of the Seller, Schedule 6.19(a) contains a complete and accurate list of, and Seller has delivered to Buyer true and complete copies of, any environmental investigation, audits, reviews, assessments, studies, analyses and tests which are in respect of Hazardous Substances as well as conditions existing or resulting from activities associated with Seller’s and its predecessor’s activities at the Chanhassen Leased Premises, including, without limitation, matters relating to air and soil contamination and water pollution, solid wastes, toxic substances, occupational health studies, matters relating to waste disposal practices, groundwater and soil monitoring, written communications to and from any Governmental Authorities and Proceedings and all existing, pending, Threatened or anticipated violations, citations, claims and complaints relating to or resulting from activities associated with the Business of Seller or conditions existing at the Chanhassen Leased Premises (collectively, the “Environmental Matters”) or in respect of any monitoring, clean-up, abatement or remedial actions undertaken by or on behalf of Seller and its predecessors at the Chanhassen Leased Premises. To Seller’s Knowledge, Seller is in compliance in all material respects with all Environmental Laws with respect to the environment and Hazardous Substances at the Chanhassen Leased Premises. There are no pending or, to Seller’s Knowledge, threatened environmental investigations or proceedings with respect to the operation of the Business.
           (b) To Seller’s Knowledge, except as set forth in Schedule 6.19(b) and except in respect of Hazardous Substances which have been fully remedied in compliance with the Environmental Laws, no Hazardous Substances: (i) are being or have been disposed of, spilled, discharged, emitted, leaked or otherwise released in, on or under any surface or subsurface soil or land strata, any surface or groundwater, or any building or facility which is included within the Chanhassen Leased Premises or (ii) are Migrating or have Migrated onto or from the Chanhassen Leased Premises. To Seller’s Knowledge, Seller has obtained all authorizations required by law or contract (including, without limitation, all environmental permits) and made all required governmental filings relating to the leasing of the Chanhassen Leased Premises, assets located at the Chanhassen Leased Premises and the operation of the Business at the Chanhassen Leased Premises under all requirements of law relating to pollution or protection of the environment.
           (c) Seller is not under any contractual or, to Seller’s Knowledge, under any other obligation to participate in, contribute or perform any health study or any environmental investigation, audit, study, monitoring, clean-up, abatement or remediation of the Chanhassen Leased Premises, and Seller has no Knowledge of any information or facts indicating that it has or may have any potential liability as a potentially responsible party or otherwise, to so participate, contribute or perform in respect of the Chanhassen Leased Premises. Seller has not entered into or received any consent decree, compliance order, or administrative order relating to environmental protection in respect of the Chanhassen Leased Premises, nor, to Seller’s Knowledge, is Seller in default under any judgment, order, writ, injunction or decree of any governmental authority relating to environmental protection in respect of the Chanhassen Leased Premises.

           (d) To Seller’s Knowledge, except as set forth on Schedule 6.19(d), there are no, active or inactive, underground storage tanks, underground piping or trenches, leach fields, septic systems or waste treatment or disposal at the Chanhassen Leased Premises (including, without limitation, incinerators, landfills, surface impoundments, thermal treatment units, open burning/open detonation area) on, under or within the Chanhassen Leased Premises. To Seller’s Knowledge, except as set forth on Schedule 6.19(d), there are no polychlorinated biphenyls or asbestos used, generated, treated, stored, disposed of or otherwise located at, in or under the Chanhassen Leased Premises.
           (e) Seller has no Knowledge of any information or facts indicating that any Person, including any present or former Business employee, may have impaired health or any sustained injury as the result of any exposure to Hazardous Substances, non-hazardous substances or hazardous conditions in connection with providing services to Seller at the Chanhassen Leased Premises.
           (f) To Seller’s Knowledge, except as set forth in Schedule 6.19(f), there are no pending or Threatened investigations, enforcement actions, remedial actions or other Proceedings under Environmental Laws against Seller or in respect of the Chanhassen Leased Premises.
           (g) To Seller’s Knowledge, except as set forth in Schedule 6.19(g), there are no facts, events, conditions, circumstances, activities or practices in respect of the Chanhassen Leased Premises which may reasonably be expected to interfere with or prevent continued compliance at the Chanhassen Leased Premises with Environmental Laws or which may reasonably be expected to require repairs, construction or capital expenditures at the Chanhassen Leased Premises to be in compliance with any Environmental Laws or otherwise give rise to Seller having any investigative, corrective or remedial liability obligation under any Environmental Laws.
     Section 6.20. Title to Properties; Sufficiency of Assets. Except as set forth in Schedule 6.20, Seller has good, valid and marketable title to all of the Purchased Assets free and clear of Liens, except Permitted Liens, and by virtue of the deliveries made at the Closing Time, Buyer will obtain good, valid and marketable title to the Purchased Assets. To the Knowledge of Seller, there are no facts, circumstances or conditions affecting the Purchased Assets which are reasonably likely to interfere with or otherwise restrict the continued use thereof by Buyer or Seller, as the case may be, after the Closing Time in the same manner used by Seller prior to the Closing Time.
     Section 6.21. Intellectual Property. Schedule 6.21 sets forth a list of all Intellectual Property of Seller that is material to the conduct of the Business. To Seller’s Knowledge, the conduct of the Business as presently conducted does not infringe or misappropriate any third party’s rights in Intellectual Property, nor, to Seller’s Knowledge, is any Seller Intellectual Property related to the Business being infringed or misappropriated.
     Section 6.22. Personal Property. Except as set forth in Schedule 6.22, the Fixed Assets included in the Purchased Assets are in good operating condition and repair and are suitable for the purposes for which they are being been utilized by Seller.
     Section 6.23. Insurance. Seller presently maintains and has at all times prior to the date hereof maintained, liability, including casualty, property loss and other insurance coverage upon Seller’s properties or assets and related to the conduct of the Business, in such amounts, of such kinds and with such insurance carriers as Seller believed was generally appropriate and sufficient for companies of a similar size engaged in similar types of business and operations. Seller has previously provided Buyer with a list of all policies of liability, casualty, indemnity and other forms of insurance relating to Seller or the Business, whether currently in force or otherwise applicable to any current or future liabilities, setting forth the type and amount of coverage, policy number, policy periods and the status of premiums paid thereon.
     Section 6.24. Employees.
           (a) Except as set forth on Schedule 6.24, no employees of the Business are represented by any union or subject to any collective bargaining agreement.
           (b) To Seller’s Knowledge, except as set forth on Schedule 6.24, since January 1, 2007, there has been no complaint filed with any Governmental Authority or other body against Seller alleging unfair labor practices, human rights violations, employment discrimination charges, or the like, and to the Seller’s Knowledge there are no existing facts which would lead to any such charge.
           (c) For the past three (3) years, there has not occurred any work stoppages, walkouts or strikes or threats of any of the foregoing.
           (d) Seller has complied in all material respects with all Legal Requirements relating to the employment of labor, including Legal Requirements relating to wages, hours, equal opportunity, occupational health and safety, collective bargaining, age discrimination, sex discrimination, and the withholding and payment of social security and other Taxes.
           (e) Seller has provided Buyer with a complete and accurate list of the following information for each employee of Seller: employer; name; job title; current annual or hourly compensation, as applicable; and service credited for purposes of vesting and eligibility to participate in Seller’s Employee Benefits.
     Section 6.25. Employee Benefit Plans.
           (a) Schedule 6.25 contains a complete listing of Employee Benefits Plans offered by Seller to the employees of the Business.
           (b) With respect to each Employee Benefits Plan listed in Schedule 6.25, Seller has delivered or made available to Buyer true and complete copies of (i) the Employee Benefits plans (or descriptions thereof in the case of unwritten Employee Benefits Plan) and any trust or funding agreements (including insurance contracts) related thereto, (ii) where applicable, the most recent annual actuarial valuation report, (iii) where applicable, the last filed Form 5500 or 5500-C/R, (iv) where applicable, the latest summary plan descriptions and all modifications thereto, and (v) where applicable, the latest financial statements for each Employee Benefits Plan and related trusts and group annuity contracts.
           (c) Each Employee Benefits Plan intended to qualify under Section 401(a) of the Code has received a favorable determination letter from the Internal Revenue Service as to its qualification under Section 401(a) of the Code, and a copy of the most recent determination letter with respect to each Employee Benefits Plan has been delivered to Buyer.

           (d) Except as set forth in Schedule 6.25, (i) Seller does not maintain or contribute to, nor has any liability with respect to, any Employee Benefits Plan subject to Section 302 or Title IV of ERISA or Section 412 of the Code; and (ii) Seller is not obligated to contribute to any “multi employer plan” as defined in Section 4001(a)(3) of ERISA or any “multiple employer plan” as defined in Section 413(c) of the Code.
     Section 6.26. Contracts .
           (a) Except as described on Schedule 6.26, Seller, as it relates to or arises out of the Business, is not bound by or a party to any of the following (“Material Contracts”): (i) contracts evidencing Indebtedness, guarantees of the obligation of any other Person, or granting any Person an Encumbrance on or against any properties or assets owned or leased by Seller; (ii) leases of machinery, equipment or other personal property involving a commitment by Seller in excess of $60,000 in any one lease; (iii) contracts for the purchase of any materials or supplies for a purchase price exceeding $60,000 for any such contract or group of related contracts; (iv) contracts for the purchase of equipment for a purchase price exceeding $60,000 for any such contract or group of related contracts; (v) any distributor, sales representative or agency agreements to which Seller is a party, regardless of amounts involved; (vi) contracts limiting the freedom of Seller to engage in or to compete in any activity; (vii) leases or subleases of real property; and (viii) any other contracts which obligate Seller in any way for twelve (12) months or more and which individually contemplate payments by or to Seller exceeding $60,000 in any twelve-month period, or which otherwise are material to the operations of Seller.
           (b) Each Material Contract is in full force and effect and constitutes a legal, valid and binding agreement, enforceable in accordance with its terms against Seller and, to the Knowledge of Seller, against each other party thereto. Seller has performed all of its required obligations, and is not in violation or breach of or default under, any Material Contract in any material respect. To the Knowledge of Seller, the other parties to each Material Contract are not in violation or breach of or default under such Material Contract in any material respect.
     Section 6.27. Status of Backlog. Schedule 6.27 is a true and complete list of all open customer orders of Seller and all uncompleted jobs in progress of Seller with respect to the Business in excess of $60,000 for any such order or job in progress. All customer contracts were entered into in the ordinary course of business and are supported by legally enforceable purchase orders.
     Section 6.28. Relationships with Related Persons. Except as set forth in Schedule 6.28, Seller is not a party to any transaction with any executive officer or director of Seller.
     Section 6.29. Brokers; Finders. Seller has and none of its executive officers or directors has engaged any broker or finder or incurred or taken any action which may give rise to any liability against Buyer or any of its Affiliates, the Business or the Purchased Assets for any brokerage fees, commissions, finders’ fees or similar fees or expenses, in connection with this Agreement or the transactions contemplated hereby, no investment banking, financial advisory or similar fees have been incurred or are or will be payable by Seller in connection with this Agreement or the transactions contemplated hereby.
     Section 6.30. Disclosure. To the Knowledge of Seller, no representation or warranty by Seller in this Agreement and no statement contained in this Agreement or in any document delivered or to be delivered pursuant hereto contains or will contain an untrue statement of material fact or omits or will omit to state any material fact necessary to make the statements herein or therein contained, in light of the circumstances under which made, not misleading; it being understood that as used in this subparagraph “material” means material to any individual statement or omission and in the aggregate as to all statements and omissions.
     Section 6.31. Limitations on Warranties. Except as provided in this Agreement and the Schedules, Seller has not made, does not make and specifically negates and disclaims any representations, warranties, promises, covenants, agreements or guaranties of any kind or character whatsoever, whether express or implied, oral or written, past, present or future of, as to, concerning or with respect to the Business, Seller or its assets, liabilities, forecasts or projections. Seller is not liable or bound in any manner by any oral or written statement, representations or information pertaining to the Business or Seller furnished by any other Person.
     Section 6.32. Closing Covenant. From the date hereof until the Closing Date, except as expressly contemplated by this Agreement, the Company will operate the Business in the ordinary and usual course of business and consistent with past practices.
Article VII: POST-CLOSING COVENANTS
     Section 7.01. Use of HEI Name. After the Closing, Buyer shall have no right to use the HEI name, provided, however, Buyer shall have the limited right to use HEI’s name as follows: (i) in response to inquiries or in announcements of the occurrence of the Closing, and (ii) for a period of twelve (12) months after the Closing, Buyer shall have the right to (A) refer to the Business as formerly being owned by HEI or refer to the RFID product lines as being formerly associated with Seller (for example, “Smartrac Technology (formerly the RFID business of HEI, Inc.)”), and (B) for a period of one hundred eighty (180) days use any RFID catalogues, sales and promotional materials and printed forms that use the name HEI and are included in the Purchased Assets as of the Closing.
     Section 7.02. Restrictive Covenants.
           (a) Non-Competition Covenant. For a period of four (4) years after the Closing Time (the “Restricted Period”), Seller shall not engage in, directly or indirectly, any or all of the following activities: (i) enter into or engage in any business which is directly or indirectly competitive with the business of the Business; (ii) solicit customers, business, patronage, or orders for, or sell any products, or perform any services for, any business which is, directly or indirectly, competitive with the Business; (iii) promote or assist, financially or otherwise, or become interested in any Person engaged in any business which is competitive with the Business; (iv) directly or indirectly solicit for employment, or encourage to leave the employment of Buyer, any employee who becomes employed by Buyer; or (v) in the case of any employee who either: (A) is a former employee of the Business, is offered employment by the Buyer but doesn’t accept such offer of employment by the Buyer or (B) becomes employed by Buyer and voluntarily leaves the employ of the Buyer, hire, directly or indirectly solicit for employment, or engage such person for a period of twelve (12) months after either the date of this Agreement in the case of (A) or the date such person ceases or has ceased to be an employee of Buyer in the case of (B).
           (b) Confidentiality. Seller hereby covenants and agrees that at all times from and after the Closing Date, Seller shall and shall cause its Affiliates to keep secret and maintain in strictest confidence and not use for their benefit or for the benefit of others any confidential or proprietary information relating to the Business, the Assumed Obligations, and the Purchased Assets, including, without limitation, all of the following related to the Assumed Obligations, and the Purchased Assets purchased by Buyer: know-how, trade secrets, formulas, bills of material, names of customers or suppliers, contracts and arrangements with customers, suppliers, joint venturers, or other third parties, pricing policies, operational methods, marketing plans or strategies or product development techniques or plans.
           (c) Remedies. It is mutually recognized and agreed that the Business being acquired by Buyer hereunder is conducted throughout the World and that the geographical scope, the periods of restrictions and restraints imposed by this Section 7.02 are fair and reasonable and required for the protection of Buyer and its Affiliates and a significant inducement for Buyer to enter into this Agreement and the transactions contemplated hereby. It is further recognized and agreed that irreparable injury may result to Buyer and its Affiliates, their respective business and properties in the event of a breach or threatened breach of this covenant by Seller or any of its Affiliates, that the amount or extent of a breach or threatened breach of this covenant by Seller or any of its Affiliates, that the amount or extent of damages would be difficult if not impossible to ascertain and therefore, that any remedy at law for any breach by any of them of this covenant will be inadequate. Accordingly, without prejudice to the rights of Buyer to also seek such damages or other remedies available to it, Buyer shall be entitled to, and Seller covenants that they will not contest the appropriateness or availability of, temporary and permanent injunctive relief without the necessity of proving actual damages to Buyer by reason of any such breach of threatened breach. Whenever used herein, Buyer shall be deemed to include any successor or any other person or entity which may hereafter acquire all or any portion of the Purchased Assets or Assumed Liabilities acquired by Buyer hereunder during the period of this covenant not to compete.
           (d) Severability. If any provision of this Section 7.02 should be adjudicated by a court of competent jurisdiction to be invalid or unenforceable, such provision shall be deemed deleted with respect, and only with respect, to the operation of such provision in the particular jurisdiction in which such adjudication was made; provided however, that to the extent any such provision may be made valid and enforceable in such jurisdiction by limitations on the scope of the activities, geographical area or time period covered, Seller and Buyer agree that such provision instead shall be deemed limited to the extent, and only to the extent, necessary to make such provision enforceable to the fullest extent permissible under the laws and public policies applied in such jurisdiction.
           (e) Covenants Independent. The covenants contained in this Section 7.02 shall be construed and enforced independently of each other and independently of any other provision of this Agreement or any other understanding or agreement between the parties, and the existence of any claim or cause of action of Seller against Buyer, of whatever nature, shall not constitute a defense to the enforcement of the covenants contained herein against Seller.
     Section 7.03. Transition and Further Assurances.
           (a) Seller will refer all customer, supplier and other inquiries relating to the Business to Buyer from and after the Closing and otherwise reasonably cooperate with Buyer in transitioning the Business to Buyer. In this regard, Seller agrees to cooperate with and assist the Buyer with transition matters regarding IT, accounting and human resources during the sixty (60) day timeframe following Closing at no fee or expense to Buyer (provided that any direct out-of-pocket third party expenses, if any, shall be paid by Buyer). If Buyer requests cooperation and assistance beyond sixty (60) days following Closing, Buyer shall pay Seller a mutually agreeable, reasonable fee. Under no circumstances shall Seller be obligated to provide any assistance to Buyer beyond 180 days after Closing. As used in this section, cooperation and assistance with transition matters does not, under any circumstances, include or require the Seller to provide administrative services or provide on-going human resource services to employees of the Business employed by Buyer.
           (b) Seller shall, at any time and from time to time after the Closing Time, upon the reasonable request of Buyer and at Seller’s sole cost and expense, execute, acknowledge and deliver or cause to be executed, acknowledged and delivered all such further deeds, assignments, transfers, conveyances, powers of attorney and assurances and take such other action as may be necessary to assign, transfer, grant, convey the Purchased Assets or Assumed Obligations to Buyer or otherwise to carry out the purpose and intent of this Agreement.
     Section 7.04. Cooperation. After the Closing, each of Buyer and Seller will cooperate with the other, and cause its directors, officers and employees to cooperate with the other, in furnishing information, evidence, testimony, and other assistance as may be reasonably requested by the other party in connection with: (i) any pending or Threatened Proceeding resulting or arising from the transactions contemplated by this Agreement or any fact, situation, circumstance, status, condition, activity, practice, failure to act or transaction relating to Seller or the Business, the Assumed Obligations, the Excluded Liabilities or the Purchased Assets or (ii) compliance by the other Party with any Legal Requirements pertaining to or the Assumed Obligations, the Purchased Assets, or the Business. Subject to Article IX hereof, the party requesting such assistance will pay or reimburse the other party for all reasonable out of pocket expenses incurred by the party providing such assistance in connection therewith, including, without limitation, all travel, lodging, and meal expenses.
     Section 7.05. Administration of Accounts.
           (a) All payments and reimbursements by any third party in the name of or to Seller in connection with or arising out of the Purchased Assets, the Business or the Assumed Obligations, to the extent received after the Closing Time shall be held by Seller in trust for the benefit of the Buyer and, immediately upon receipt by Seller of any such payment or reimbursement, Seller shall pay over or cause to be paid over to Buyer the amount of such payment or reimbursement without right of set-off.
           (b) All payments and reimbursements by any third party in the name of or to Buyer in connection with or arising out of the Excluded Assets or the Excluded Liabilities, to the extent received after the Closing Time shall be held by Buyer in trust for the benefit of Seller and, immediately upon receipt by Buyer of any such payment or reimbursement, Buyer shall pay over to Seller the amount of such payment or reimbursement without right of set-off.
     Section 7.06. Access to Former Business Records. After the Closing, Seller shall deliver immediately to Buyer any and all books and records which remain in their possession which are included in the Purchased Assets. After the Closing Time, Buyer will afford duly authorized representatives of Seller reasonable access to financial, tax and other books and records retained by it which constitute part of the Purchased Assets for any reasonable purpose, including, without limitation, litigation, financial and tax reporting purposes, and will permit such representatives, at Seller’s expense, to make abstracts from, or to take copies of any of such books and records, or to obtain temporary possession thereof as may be reasonably required by Seller. After the Closing Time, Seller will afford duly authorized representatives of Buyer reasonable access to financial, tax and other books and records retained by it which pertain to the Purchased Assets and the Assumed Obligations, if any, which are not included within the Purchased Assets for any reasonable purpose including, without limitation, litigation and financial and tax reporting, and will permit such representatives, at Buyer’s expense, to make abstracts from, or to take copies of any of such books and records, or to obtain temporary possession thereof as may be reasonably required by Buyer. Each party shall preserve and keep such books and records for a period of seven (7) years following the Closing Date, or for any longer period that may be required by any Governmental Authority or ongoing Proceeding; provided that any Party may dispose of any such books and records retained by it at any time provided that prior to any such disposition within the seven (7) years after the Closing Time a Party desiring to dispose of any such books and records shall give advance notice to the other Party and afford the other Party the opportunity to take possession or copy such books and records as the other Party may select.
     Section 7.07. Product Warranty Claims and Services. If a customer of the Business makes a claim against Buyer for the repair, return or replacement of, or the refund of all or any portion of the purchase price of, any product sold by Seller, in its conduct of the Business prior to the Closing Time, then Buyer shall, following notice to Seller, at its option, either: (a) replace such product and pay packing, shipping and other similar costs incident to such product replacement or (b) pay to such customer or credit such customer’s account an amount up to the purchase price of such product together with packing, shipping and other similar costs incident to such purchase. If the sum of the losses incurred or amounts paid by Buyer exceeds Twenty-Five Thousand Dollars ($25,000) in the aggregate, then Seller shall, promptly upon demand, reimburse Buyer for such amounts incurred in excess of the $25,000 threshold. Buyer shall maintain in the ordinary course, records which describe the nature of each such customer claim and Buyer’s response to such claim and shall make such records available to Seller upon Seller’s request. Any customer claim to the extent seeking any remedy other than product repair, return or replacement or product purchase price refund, which for purposes of this Agreement shall include any liabilities or obligations for consequential, incidental and liquidated damages as well as lost profits and other monetary amounts due to customers of Seller whether imposed by contract, law or otherwise, for goods and equipment shipped prior to the Closing Time, shall be Excluded Liabilities and from and after the Closing Time, Buyer shall not have any liability whatsoever therefor. For the avoidance of doubt, Section 9.05(b) and (c) shall not apply to this Section 7.07.
     Section 7.08. Name Change. CTI shall change its corporate name to not include the word “Cross.”
     Section 7.09. Website and Emails. After Closing, the Seller shall replace the link to the Business’ current website contained on HEI’s website with a reference to a new Business website when created by Buyer, and shall maintain such reference for a period of one hundred eighty (180) days following Closing. After Closing, the Seller shall use commercially reasonable efforts to cause emails sent to the email addresses of former employees of the Business to be forwarded to the new email addresses of such employees of the Buyer as and when provided by Buyer, or to be replied to with a notice of such new email addresses, for a period of one hundred eighty (180) days following Closing.

     Section 7.10. Phone Numbers. After Closing and for a period of one hundred eighty (180) days following Closing, the Seller shall set up and maintain a telephone message on the Business telephone numbers which will refer callers to the new telephone numbers of the Business after Closing as provided by Buyer, and shall instruct the Seller’s receptionists to provide callers who want to contact the Business after Closing with the new telephone numbers of the Business after Closing as provided by Buyer.
Article VIII: EMPLOYMENT MATTERS
     Section 8.01. Offers of Employment.
           (a) As of the Closing Time, Buyer has made offers of employment to the employees of the Business. Such offers provide as follows: (i) hourly rates or salary comparable to that paid to such employees by Seller on the date hereof; (ii) the opportunity to participate in the benefit plans of Buyer subject to the terms and conditions set forth in the applicable plan documents or summary plan descriptions and as such terms and conditions may be amended from time to time, and (iii) credit for service recognized by Seller for purposes of eligibility and vesting (but not benefit accrual) under Buyer’s benefit plans.
           (b) Seller shall terminate the employment of all employees of the Business effective as of the Closing Time, and Seller shall pay such employees all wages, accrued vacation and other benefits accrued through the Closing.
           (c) No assets will be transferred from Seller to Buyer or from trustee to trustee on account of any Employee Benefit Plan, and Seller will retain sole and exclusive control and administration of Seller’s Employee Benefit Plans.
     Section 8.02. Employee Obligations. Seller shall pay any and all salaries, wages, bonuses, incentive compensation, vacations, holidays, unemployment benefits, medical claims (including, without limitations, all inpatient hospital stays commencing prior to the Closing Time), dental claims, sickness and accident benefits, pension benefits, death benefits, disability benefits and any other payments or benefits under any Seller’s employee plan, program or arrangement, or otherwise arising out of or relating to: (i) the employment or the actual or constructive termination of employment of the employee of the Business including, without limitation, in connection with the consummation of the transactions contemplated by this Agreement; (ii) the participation in or accrual of benefits or compensation under, or the failure to participate in or to accrue benefits or compensation under, any Seller’s Employee Benefit Plan, program or arrangement for current or former employees of the Business; or (iii) accrued but unpaid salaries, wages, overtime compensation, bonuses, incentive compensation, vacation, sick pay or other compensation or payment pertaining to any period of employment with Seller of any employee of the Business.
     Section 8.03. Employee Information. Seller and Buyer shall mutually agree upon the information to be sent to all employees relating to termination and rehire.
Article IX: REMEDIES
     Section 9.01. Survival. All representations, warranties, covenants, and obligations in this Agreement and in the Schedules and any other certificate or document delivered pursuant to this Agreement (collectively, the “Additional Documents”) will survive the execution and delivery of this Agreement, the closing of the transactions contemplated hereby, and any investigation conducted by or knowledge of any Party;

provided, however, that the representations and warranties contained in Article VI hereof shall expire at 11:59 p.m. (Central Standard Time) one (1) year after the Closing Time unless Buyer has asserted a claim with respect to any such matters prior to such one (1) year expiration, except for the representations and warranties set forth in Sections 6.01, 6.02 and 6.03, which shall expire upon the expiration of the applicable statue of limitations, and the representations and warranties set forth in Sections 6.14 and 6.20, which shall not expire. Notwithstanding the foregoing, the expiration of any such representation or warranty shall not in any manner limit Buyer’s or any Buyer Entities’ rights under this Article IX with respect to Excluded Liabilities.
     Section 9.02. Indemnification by Seller. HEI and CTI shall, jointly and severally, defend Buyer and any Affiliate of Buyer (the “Buyer Entities”) against any and all Proceedings arising from, and shall indemnify and hold harmless the Buyer Entities for, and will pay to the Buyer Entities the amount of any Damages, incurred or suffered, directly or indirectly, by the Buyer Entities as a result of, relating to or arising out of:
           (a) any inaccuracy or misrepresentation in or breach of any representation or warranty made by Seller in this Agreement or the Schedules;
           (b) any failure to perform or breach of any covenant or agreement made by Seller in this Agreement; and
           (c) any Excluded Liabilities.
     Section 9.03. Indemnification by Buyer. Except for Seller’s obligations under Section 9.02 hereof, Buyer shall defend Seller and any Affiliate of Seller (the “Seller Entities”) against any and all Proceedings arising from, and shall indemnify and hold harmless the Seller Entities for, and will pay to the Seller Entities the amount of any Damages, incurred or suffered, directly or indirectly, by a Seller Entity, as a result of, relating to or arising out of:
           (a) any inaccuracy or misrepresentation in or breach of any representation or warranty made by Buyer in this Agreement or the Schedules;
           (b) any failure to perform or breach of any covenant or agreement made by Buyer in this Agreement; and
           (c) any Assumed Obligations.
     Buyer’s obligation shall be guaranteed by Smartrac, in the form set forth on Exhibit G hereto.
     Section 9.04. Third Party Claim Procedures. If a Buyer Entity or Seller Entity receives notice of the assertion of any Third Party Claim in respect of which such party may have a claim under Section 9.02 or 9.03 hereof, then the following shall apply:
           (a) The party against whom any such Third Party Claim is made (the “Indemnified Party”), shall promptly provide written notice (an “Indemnity Notice”) of such Third Party Claim to the other party (the “Indemnifying Party”). Such Indemnity Notice shall describe in reasonable detail the nature of the Third Party Claim and the basis for its claim under Section 9.02 or 9.03 hereof; provided that the failure to provide such notice shall not affect a party’s rights under Section 9.02 or 9.03 hereof except to the extent the other party is materially prejudiced by the failure to give such notice. An Indemnity Notice by a party shall not preclude such party from giving subsequent

Indemnity Notices with respect to other claims, whether arising before or after the claims for which prior notice is given.
           (b) Upon receipt of an Indemnity Notice, the Indemnifying Party shall have the right to promptly assume, at its sole cost and expense, the defense or settlement of such Third Party Claim with counsel reasonably acceptable to the Indemnified Party, provided that the Indemnifying Party has irrevocably agreed in writing to indemnify and hold harmless the Indemnified Party in respect of all Damages arising or resulting from such Third Party Claim. The Indemnifying Party shall give prompt written notice to the Indemnified Party of its intent to enter into such agreement and assume the defense of any such Third Party Claim and shall conduct the defense and/or settlement of such Third Party Claim diligently and in good faith.
           (c) Notwithstanding Section 9.04(b) hereof, if (i) an Indemnified Party is obligated to permit an insurer or other Third Party having liability therefore to assume the defense of a Third Party Claim; or (ii) an Indemnified Party determines in good faith that there is a reasonable possibility that a Third Party Claim may materially and adversely affect it or its assets or business other than as a result of the payment of monetary damages; or (iii) the Indemnifying Party and Indemnified Party are both named parties in a Third Party Claim and there are legal defenses available to the Indemnified Party which are different from or in addition to those available to the Indemnifying Party; or (iv) if the Indemnifying Party fails, after reasonable notice from the Indemnified Party, to diligently and in good faith defend such Third Party Claim; or (v) after being requested to do so by the Indemnified Party, the Indemnifying Party fails to provide the Indemnified Party with reasonable assurance of its financial ability to satisfy its defense and indemnification obligations hereunder, then, at the option of the Indemnified Party, the Indemnifying Party shall not have the right to assume the defense of such Third Party Claim and the Indemnified Party may, by notice to the Indemnifying Party, reassume the defense of any such Third Party Claim previously assumed by the Indemnifying Party. No retention or re-assumption of any such defense by the Indemnified Party shall prejudice any rights of the Indemnified Party under Section 9.02 or 9.03 hereof.
           (d) If the Indemnifying Party does not give notice and assumes the defense of such Third Party Claim in accordance with Section 9.04(b) hereof or is not entitled to assume or retain the defense thereof, the Indemnified Party shall have full and exclusive authority to defend and/or settle any such Third Party Claim for the account of and at the sole risk, cost and expense of the Indemnifying Party. If the Indemnified Party undertakes the defense and/or settlement of any such Third Party Claim it shall do so diligently and in good faith and the Indemnifying Party shall from time to time upon the request of the Indemnified Party reimburse the Indemnified Party for the costs incurred by the Indemnified Party in defending and/or settling such Third Party Claim. The Indemnifying Party shall be bound by settlement entered into by the Indemnified Party to the extent that such settlement is commercially reasonable measured in the context of the matter settled and by any judgment resulting from such Third Party Claim. If the Indemnifying Party had the right to assume the defense and settlement of such Third Party Claim and did not do so then, in any dispute between the Indemnifying Party and Indemnified Party regarding the defense or settlement of such Third Party Claim, the Indemnifying Party shall have the burden to prove that the Indemnified Party did not defend such Third Party Claim diligently and in good faith and/or settle such claim in a commercially reasonable manner.
           (e) The Parties agree that the Indemnified Party may join the Indemnifying Party in any legal proceeding brought by the third party asserting such

Third Party Claim as to which any right under Section 9.02 or 9.03 hereof would or might apply, for the purpose of enforcing any such right.
           (f) The Indemnifying Party shall not admit any liability, settle, compromise, pay or discharge, without the consent of the Indemnified Party, any Third Party Claim being defended by it unless with respect to any settlement (i) the Indemnified Party is not obligated to perform or to refrain from performing any act under such settlement and there is no encumbrance on any assets of the Indemnified Party; (ii) there is no finding or admission of any violation of any Legal Requirement, violation of the rights of any Person by the Indemnified Party or any other liability of the Indemnified Party to any Person; and (iii) the Indemnified Party receives, as a part of such settlement, a complete release, in form and substance reasonably satisfactory to Indemnified Party.
           (g) The party controlling the defense of a Third Party Claim shall keep the other party reasonably informed at all stages of the defense and/or settlement of such Third Party Claim. The party not controlling the defense of any such Third Party Claim shall have the right, at its sole cost and expense, to participate in, but not control, the defense of any such Third Party Claim. Each party shall reasonably cooperate with the other in the defense and/or settlement of any such Third Party Claim, including, without limitation, by furnishing such records, information and testimony and attending such conferences, discovery proceedings, hearings, trials and appeals as may be reasonably requested in connection therewith, but the Indemnifying Party will reimburse the Indemnified Party for any fees or expenses incurred by it in so cooperating or acting at the request of the Indemnifying Party.
     Section 9.05. Limitations. The rights to recover Damages under Sections 9.02 and 9.03 shall be subject to the following:
           (a) Each party acknowledges and agrees that the obligation of the other to indemnify pursuant to Sections 9.02(a) and 9.02(b) or 9.03(a) and 9.03(b), as the case may be, shall be limited to One Million Five Hundred Thousand Dollars ($1,500,000).
           (b) No party will be entitled to indemnification from the other pursuant to Section 9.02 or 9.03, as the case may be, until such time as the total amount of all Damages (including the Damages arising from such breach and all other Damage arising from any other breaches of any representations or warranties), exceeds One Hundred and Twenty-Five Thousand Dollars ($125,000) in the aggregate (the “Basket”) and then only for the amount by which such Damages exceed the Basket.
           (c) Notwithstanding anything in this Agreement to the contrary, no liability, obligation, contract or other fact or circumstance will constitute a breach of any representation or warranty of Seller or entitle Buyer to indemnification hereunder:
                 (i) if the liability, obligation, contract or other fact or circumstance is disclosed in the disclosure Schedules; or
                 (ii) to the extent that the liability, obligation, contract or other fact or circumstance was provided for, or specifically referred to, in the Financial Statements.
           (d) In the absence of fraud and remedies under Section 7.02, the indemnification provisions set forth in this Article IX will provide the exclusive remedy for Buyer for breach of any covenant, agreement, representation or warranty of Seller set forth in this Agreement or any other agreement ancillary hereto executed pursuant to this Agreement.
           (e) Any remedy of any Buyer Entities or Seller Entities hereunder shall be determined without regard to whether or not the transactions provided for in this Agreement prove generally to be favorable to a Party and without regard to whether or not the facts and circumstances covered by any representation, warranty or covenant prove to be more favorable to a Party than so represented, warranted or covenanted.
           (f) No Buyer Entity or Seller Entity shall be entitled to recover Damages under Sections 9.02(a) or 9.03(a), as the case may be, unless it shall make its claim therefor on or prior to the date on which the relevant representation or warranty shall expire pursuant to Section 9.01 and if, prior to the expiration of the representation or warranty, a claim is made then the Buyer Entity or Seller Entity making such claim shall not be precluded from pursuing such claim or otherwise in any way prejudiced in respect of such claim by reason of the expiration of such representation or warranty.
     Section 9.06. Covenant to Maintain Insurance. Seller shall maintain in effect, for a period of at least one (1) year following the Closing, one or more policies of insurance to insure against damages to person or property which are included in the Excluded Liabilities pursuant to this Agreement, but only to the extent such risks are currently insured against, provided, however, such insurance shall (i) be primary insurance and exclusive of any insurance of Buyer or its Affiliates; (ii) not require contribution by Buyer or its Affiliates to the payment of any premiums; (iii) name Buyer and its Affiliates as additional insured and waive subrogation against Buyer or its Affiliates and their insurers.
     Section 9.07. Specific Performance. The Parties acknowledge and agree that the other Parties would be damaged irreparably in the event any of the provisions of this Agreement are not performed in accordance with their specific terms or otherwise are breached. Accordingly, each of the Parties agree that the other Parties shall be entitled to an injunction or injunctions to prevent breaches of the provisions of this Agreement and to enforce specifically this Agreement and the terms and provisions hereof in any action instituted in any court of the United States or any state thereof having jurisdiction over the Parties and the matter, in addition to any other remedy to which they may be entitled, at law or in equity.
     Section 9.08. Attorney Fees.
           (a) If any Party to this Agreement shall bring any action for any relief against any other Party, declaratory or otherwise, arising out of this Agreement, the losing Party or Parties shall pay to the prevailing Party or Parties a reasonable sum for attorneys’ fees (at a reasonable hourly rate) incurred in bringing or defending such action and/or enforcing any judgment granted therein, all of which shall be deemed to have accrued upon the commencement of such action and shall be paid whether or not such action is prosecuted to judgment. To so recover, it shall not be necessary that the prevailing Party or Parties prevail in each and every one of its or their claims. Rather, the award of attorneys’ fees shall, in the court’s discretion, reflect the degree to which the prevailing Party or Parties has or have prevailed in some of its or their claims. Any judgment or order entered in such action shall contain a specific provision providing for the recovery of attorneys’ fees and costs incurred (at a reasonable hourly rate) in enforcing such judgment. For the purposes of this Section 9.09(a), attorneys’ fees shall include, without limitation, fees incurred in the following: (i) post judgment motions;

(ii) contempt proceedings; (iii) garnishment, levy, and debtor and third party examination; (iv) discovery; and (v) bankruptcy litigation.
           (b) Attorneys’ fees (at a reasonable hourly rate) incurred by any Party in enforcing any judgment on any action brought to resolve any controversy arising under this Agreement, to enforce any of its terms or for the breach of this Agreement, shall be recoverable by the prevailing Party or Parties. Such right to post judgment attorneys’ fees shall be separate and distinct from the right to recover attorneys’ fees pursuant to Section 9.09(a) hereof. The provisions of this Section 9.09(b) shall be severable from all other provisions of this Agreement, shall survive any judgment and shall not be deemed merged into any judgment.
Article X: MISCELLANEOUS PROVISIONS
     Section 10.01. Notices. All notices, demands and other communications which may or are required to be given to or made by any of the Parties to the other in connection with this Agreement shall be in writing (including telex, fax or other similar writing) and shall be deemed to have been duly given or made: (a) if sent by registered or certified mail, five (5) days after the posting thereof with first class postage attached, (b) if sent by hand or overnight delivery, upon the delivery thereof and (c) if sent by telex or fax, upon confirmation of receipt of such telex or fax, in each case addressed to the respective Parties as follows:

If to Seller:	HEI, Inc. 1495 Steiger Lake Lane Victory, MN 55386 Attention: Mark B. Thomas, CEO Telefax: (952) 443-2668

With a copy to:	Winthrop & Weinstine, P.A. Suite 3500, 225 South Sixth Street Minneapolis, MN 55402 Attention: Philip T. Colton Telefax: (612) 604-6929

If to Buyer:	Smartrac Technology US Inc. 1456 Lake Drive West Chanhassen, MN 55317 Attention: the President Telefax: (952) 443-2668

With a copy to:	Reed Smith LLP Attn: Pasquale D. Gentile, Jr. 435 Sixth Avenue Pittsburgh, PA 15219 Telefax: 412-288-3063

Smartrac N.V. Strawinskylaan 851 1077 XX Amsterdam The Netherlands Attention: Dr. Christian Fischer, CEO Telefax: +31 203050 155

or to such other address and to the attention of such other persons as either Party hereto may specify from time to time by notice to the other Party.
     Section 10.02. Entire Agreement. This Agreement, the Schedules, and the Exhibits hereto, and the documents and certificates referred to herein embody the entire agreement and understanding of the Parties hereto with respect to the subject matter hereof, and supersede all prior and contemporaneous agreements and understandings, oral or written, relative to said subject matter, the Confidentiality Agreement dated May 15, 2007 between the Parties as such agreement obligates Buyer and Smartrac to keep confidential certain information related to Seller.
     Section 10.03. Assignment. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be transferred or assigned (by operation of law or otherwise) by any of the Parties hereto without the prior written consent of the other Party; provided, however, that Buyer shall have the right to assign its rights hereunder to any Affiliate of Buyer or any Person that acquires any of the business and assets of Buyer pertaining to the subject matter of this Agreement. Any such assignee may enforce any right or benefit assigned to it as if it had been named in this Agreement as the Buyer, and in the case of an assignee which is an Affiliate of the Buyer may recover thereunder as if it had acquired the Purchased Assets. Any transfer or assignment of any of the rights, interests or obligations hereunder in violation of the terms hereof shall be void and of no force or effect.
     Section 10.04. Captions. The Table of Contents and Article and headings of this Agreement are inserted for convenience only and shall not constitute a part of this Agreement in construing or interpreting any provision hereof.
     Section 10.05. Waiver; Consent. This Agreement may not be changed, amended, terminated, augmented, rescinded or discharged (other than by performance), in whole or in part, except by a writing executed by the Parties hereto, and no waiver of any of the provisions or conditions of this Agreement or any of the rights of a Party hereto shall be effective or binding unless such waiver shall be in writing and signed by the Party claimed to have given or consented thereto. Except to the extent that a Party hereto may have otherwise agreed in writing, no waiver by that Party of any condition of this Agreement or breach by the other Party of any of its obligations or representations hereunder shall be deemed to be a waiver of any other condition or subsequent or prior breach of the same or any other obligation or representation by the other Party, nor shall any forbearance by the first Party to seek a remedy for any noncompliance or breach by the other Party be deemed to be a waiver by the first Party of its rights and remedies with respect to such noncompliance or breach.
     Section 10.06. No Third Party Beneficiaries. Except as expressly provided herein, nothing herein is intended or shall be construed to confer upon or give to any Person including, without limitation, any employees of Seller, any legal or equitable right, remedy, claim or other benefit under or by reason of this Agreement.
     Section 10.07. Governing Law. This Agreement shall in all respects be construed in accordance with and governed by the laws of the State of Delaware exclusive of laws relating to conflicts of law.
     Section 10.08. Arbitration. The Parties agree to negotiate in good faith to resolve any dispute, controversy or claim that arises out of or in connection with this Agreement, including a dispute regarding the existence, validity or termination of this Agreement or the consequences of its nullity (a “Dispute”) for a period of 30 days after written notice specifying the Dispute has been received by a party. If a Dispute cannot be resolved by the Parties during this 30 day period, a Dispute shall be finally settled under the Rules of Arbitration of the American Arbitration Association (“AAA”). The arbitral tribunal shall consist of a sole AAA appointed arbitrator who shall be a United States qualified lawyer of at least ten years standing with experience of international arbitration. The seat of the arbitration and the venue of all hearings shall be New York, New York, USA and the language of the arbitration shall be English. The Parties waive any right to refer points of law or to appeal to the courts, to the extent that such waiver can validly be made. The Parties agree the arbitral tribunal shall have power to award on a provisional basis any relief which it would have power to grant on a final award. Nothing in this Section 10.08 shall prevent the parties from seeking injunctive relief against any other party under or in connection with this Agreement at any time in accordance with this Agreement.
     Section 10.09. Interpretation. It is acknowledged by Buyer and Seller that this Agreement has undergone several drafts with the negotiated suggestions of each and, therefore, no presumptions shall arise favoring any Party hereto by virtue of the authorship of any provision of this Agreement.
     Section 10.10. Validity. Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction. If the final judgment of a court of competent jurisdiction declares that any term or provision hereof is invalid or unenforceable, the court making the determination of invalidity or unenforceability shall have the power to delete specific words or phrases, or to replace any invalid or unenforceable term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision, and this Agreement shall be enforceable as so modified after the expiration of the time within which the judgment may be appealed.
     Section 10.11. Expenses. Each of Buyer, Seller will bear its own costs and expenses (including legal fees and expenses) incurred in connection with this Agreement and the transactions contemplated hereby. Seller agrees that neither the Business nor Buyer will bear any of the costs and expenses of Seller (including any of its legal fees and expenses or any brokerage, investment banking, financial advisory, finders or similar fees or commissions, and all related expenses of any broker, finder, advisor or other Person who was engaged by it in connection with Agreement or the transactions contemplated hereby) in connection with this Agreement or any of the transactions contemplated hereby.

     IN WITNESS WHEREOF, the Parties hereto have caused this Agreement to be executed as of the day and year first above written.

HEI, INC
By: /s/ Mark B. Thomas Name: Mark B. Thomas Title: Chief Executive Officer
CROSS TECHNOLOGY, INC
By: /s/ Mark B. Thomas Name: Mark B. Thomas Title: Chief Executive Officer
SMARTRAC TECHNOLOGY US INC
By: /s/ Christian Uhl Name: Christian Uhl Title: President
SMARTRAC N.V
By: /s/Christian Fischer Name: Christian Fischer Title: Chief Executive Officer

EXHIBIT A
DEFINITIONS
     “Accounts Payable” as defined in Section 2.04(a) of the Agreement.
     “Accrued Expenses” as defined in Section 2.04(b) of the Agreement.
     “Additional Documents” as defined in Section 9.01 of the Agreement.
     “Affiliate” means, as to any specified person or entity, any other person or entity, which, directly, or indirectly controls, is controlled by or is under common control with, such specified person or entity. For purposes of this definition, “control” means the possession of the power to direct or cause the direction of the management and policies of such person or entity, whether through the ownership of voting securities, by contract or otherwise.
     “Assumed Obligations” as defined in Section 2.04 of the Agreement.
     “Business Day” means any day on which commercial banks are not required or authorized by law to close in the City of New York, State of New York, U.S.A.
     “Business Records” as defined in Section 2.02(n) of the Agreement.
     “Buyer Entities” as defined in Section 9.02 of the Agreement.
     “Buyer’s Knowledge” as defined in Section 1.03 of the Agreement.
     “Chanhassen Leased Premises” as defined in Section 6.12(a).
     “Closing” as defined in Section 4.01(a) of the Agreement.
     “Closing Date” as defined in Section 4.01(a) of the Agreement.
     “Closing Time” as defined in Section 4.01(a) of the Agreement.
     “Consent” means any consent, approval, authorization, waiver, permit, grant, franchise, concession, agreement, license, exemption novation or order of, registration, certificate, declaration or filing with, or report or notice to, any Person, including but not limited to any Governmental Authority.
     “Customer Contracts” as defined in Section 2.02(h) of the Agreement.
     “Damages” means all damages, costs, expenses, losses, liabilities, judgments, awards, fines, sanctions, diminution in value, penalties, charges and settlement payments (including, without limitation, all reasonable costs, fees and expenses of attorneys at their normal hourly rate, experts, accountants, appraisers, consultants, witnesses, and investigators in connection with defending or settling a Third Party Claim or enforcing this Agreement) and interest on cash disbursements in respect of any of the foregoing at the Reference Rate for Citibank, N.A. as provided in the Wall Street Journal in effect from time to time from the date each such cash disbursement is made until the party incurring the same shall have been indemnified in respect thereof.

     “Employee Benefits Plans” means all employee benefit plans as defined by Section 3(3) of ERISA, all specified fringe benefit plans as defined in Section 6039D of the Internal Revenue Code of 1986, as amended (the “Code”), and all other bonus, incentive compensation, deferred compensation, profit-sharing, stock option, stock appreciation right, stock bonus, stock purchase, employee stock ownership, savings, severance, change-in-control, supplemental unemployment, layoff, salary continuation, retirement, pension, health, life insurance, disability, accident, group insurance, fringe benefit or welfare plan, and any other employee compensation or benefit plan, agreement, policy, practice, commitment, contract or understanding (whether qualified or nonqualified, currently effective or terminated, written or unwritten) and any trust, escrow or other agreement related thereto that (i) is maintained or contributed to by Seller or any other corporation or trade or business controlled by, controlling or under common control with Seller (within the meaning of Section 414 of the Code or Section 4001(a)(14) or 4001(b) of ERISA) (“ERISA Affiliate”) or has been maintained or contributed to in the last six (6) years by Seller or any ERISA Affiliate, or with respect to which Seller or any ERISA Affiliate has or may have any liability.
     “Environmental Laws” means any and all federal, state and local laws, statutes, ordinances, rules, regulations, and any judicial or governmental orders, decrees, rulings, actions and agreements, policies and standards whether currently in effect or hereafter enacted, promulgated, issued or established which are related to the contamination, remediation or protection of the environment or human health or safety and any rule or doctrine of any common law related to the contamination, remediation or protection of human health or safety (including, without limitation, contribution, strict liability, negligence, trespass and nuisance).
     “Environmental Matters” as defined in Section 6.19(a) of the Agreement.
     “Excluded Assets” as defined in Section 2.03 of the Agreement.
     “Excluded Liabilities” as defined in Section 2.05 of the Agreement.
     “Fixed Assets” as defined in Section 2.02(a) of the Agreement.
     “GAAP” means generally accepted United States accounting principles as applied on a consistent basis.
     “Governmental Authority” means (i) any court, department, commission, board, bureau, agency or instrumentality of the United States, any states thereof, or political subdivision of any of them, (ii) any other body, authority or agency exercising any form of regulatory authority under any applicable Legal Requirement, (iii) any quasi-governmental court, body, agency or authority, (iv) any corporation established by or at the direction of any of the foregoing and authorized by statute to exercise regulatory authority, and (v) any foreign government or governmental authority comparable to any of the foregoing.
     “Hazardous Substances” means any substances or materials which are, include, or contain or are alleged to include any hazardous substances under any applicable Legal Requirement: pollutants or contaminants and hazardous waste under petroleum and petroleum products including crude oil and any fractions thereof; asbestos, natural gas, synthetic gas and any mixtures thereof; radon, radioactive substances, urea, formaldehyde, polychlorinated biphenyls or any other substance or material which are or hereafter become the subject of a liability or obligation under any Environmental Law.

     "HEI’s SEC Documents” generally means the reports, including any exhibits thereto, filed by the Company with the Securities and Exchange Commission (“SEC”) under section 13 of the Securities Exchange Act of 1934, as amended, and specifically: (a) as to Section 6.05 regarding HEI Financials, the Annual Reports on Form 10-K for the applicable fiscal years ended August 31, 2005 and September 2, 2006, specifically including those sections titled the “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations”; (b) as to Section 6.05 regarding Interim Financial Statements and to Section 6.07, (i) the Annual Report on Form 10-K for the fiscal year ended September 2, 2006, specifically including those sections titled the “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” (ii) Quarterly Reports on Form 10-Q for the quarters ended December 2, 2006, March 3, 2007 and June 2, 2007; and (iii) Current Reports on Form 8-K filed with the SEC on October 24, 2006, November 9, 2006 and May 21, 2007; and (c) as to Section 6.08, the Annual Reports, Quarterly Reports and Current Reports listed under (a) and (b) above.
     “Indemnified Party” as defined in Section 9.04(a) of the Agreement.
     “Indemnifying Party” as defined in Section 9.04(a) of the Agreement.
     “Indemnity Notice” as defined in Section 9.04(a) of the Agreement.
     “Intellectual Property” means any and all domestic and foreign: (a) patents (including, without limitation, utility patents, design patents, reissued and reexamined patents industrial designs and utility models), inventors certificates and patent applications (including docketed patent disclosures awaiting filing determination or preparation, reissues, revisions, reexaminations, divisions, continuations, continuations-in-part and extensions), all extensions, the right to claim priority, and any improvements to any of the foregoing; (b) trademarks, trade names, service marks, service names, fictitious names, telephone numbers, trade dress, symbols, marks, logos, business and product names, slogans and rights to obtain renewals and extensions thereof and registrations and applications for registration thereof together with all translations, adaptations, derivations, and combinations thereof; (c) works authorship (whether or not copyrightable and/or registerable and whether or not registered), including, without limitation, work of art and computer software, patterns and designs and copyright registrations, registration applications and right to obtain renewals and extensions thereof; (d) inventions (whether patentable or unpatentable and whether or not reduced to practice), processes, designs, formulae, trade secrets, proprietary knowledge, know-how, industrial models, technical information, manufacturing, engineering and technical drawings, product specifications, compositions, customer and supplier lists, research and development, manufacturing and production processes and techniques, price and cost information and strategic plans and all other confidential business and commercial information; (e) mask work and other semiconductor chip rights and registrations thereof; (f) computer software and all related data, user and system documentation, source code, and functional and design specifications; (g) intellectual property rights similar to any of the foregoing; (h) all books, records, documents, drawings, tapes, disks or other media or tangible embodiments of any of the foregoing (in whatever form or media, including electronic and magnetic media) and (i) all goodwill pertaining to any of the foregoing.
     “Interests” as defined in Section 2.06(a) of the Agreement.
     “Interim Financial Statements” as defined in Section 6.05(a) of the Agreement.
     “Inventories” as defined in Section 2.02(b) of the Agreement.

     “Legal Requirement” means any federal, state, local, municipal, foreign, international, or administrative, constitution, law, ordinance, principle of common law, regulation, statute, treaty or order, as in effect on the date hereof and as amended, re-enacted, consolidated or replaced or as their application is modified from time to time, and whether before or after the date of this Agreement. Any reference in this Agreement to any specific Legal Requirement of a jurisdiction shall be deemed to include in respect of any other jurisdiction the applicable Legal Requirement in such other jurisdiction which is most similar to such referenced Legal Requirement.
     “Lien” means, except for Permitted Liens, any other lien, mortgage, security interest, pledge, deed of trust, option to purchase, right of first refusal or first offer, or lease, restriction, easement, covenant restriction, cloud, claim, community property interest, equitable interest or other charge or encumbrance upon or with respect to any real or personal, tangible or intangible, right or property of any character whatsoever.
     “Material Adverse Effect” as defined in Section 6.07(a) of the Agreement.
     “Migrate” means seeping, leaching, or other movement of Hazardous Substances through the soil, land, surface or subsurface strata, surface or ground water or sediments.
     “Order” as defined in Section 6.16(a) of the Agreement.
     "Other Contracts” is defined in Section 2.02(i) of the Agreement.
     “Parties” as defined in Section 1.02 of the Agreement.
     “Permits” as defined in Section 2.02(e) of the Agreement.
     “Permitted Liens” means any and all: (i) zoning, subdivision and other real property related ordinances and regulations which do not prohibit or restrict the present use of any of the Chanhassen Leased Premises; (ii) real estate taxes and assessments both general and special which are a lien but not yet due and payable at the Closing Time and provided for on the face of the Interim Balance Sheet; (iii) liens, easements, covenants, conditions, reservations and restrictions of record, if any, as have been approved in writing by Buyer prior to the Closing Time including but not limited to the interest of Wells Fargo provided that the applicable portion of such liens or other interest is released at Closing to permit the transfers contemplated hereby; and (iv) materialmen’s, mechanics’, repairmen’s, contractors’, operators’ or other similar Liens or charges incidental to construction, maintenance or operation of Chanhassen Leased Premises and securing obligations provided for on the face of the Interim Balance Sheet.
     “Person” means any individual, partnership, trust, incorporated or unincorporated association, joint venture, joint stockcompany`, estate, trust, organization, labor union, Governmental Authority or other legal entity of any kind, other than the Parties.
     “Personal Property Leases” as defined in Section 2.02(j) of the Agreement.
     “Prepaids” as defined in Section 2.02(d) of the Agreement.
     “Proceeding” as defined in Section 6.15 of the Agreement.
     “Purchase Price” as defined in Section 3.01 of the Agreement.
     “Purchased Assets” as defined in Section 2.02 of the Agreement.

     “Real Property Leases” as defined in Section 2.02 (k) of the Agreement
     “Receivables” as defined in Section 2.02(c) of the Agreement.
     “Related Person” means with respect to Seller: (i) any Affiliate of Seller or of any shareholder, officer, director or employee of Seller, and (ii) any shareholder, officer, director or employee of Seller.
     “Seller Entities” as defined in Section 9.03 of the Agreement
     “Seller’s Knowledge” as defined in Section 1.04 of the Agreement.
     “Sole Discretion” as defined in Section 1.02 of the Agreement.
     “Supplier Contracts” as defined in Section 2.02(g) of the Agreement.
     “Tax Return” means any return (including any information return), report, statement, schedule, notice, form, or other document or information filed with or submitted to, or required to be filed with or submitted to, any Governmental Authority in connection with the determination, assessment, collection, or payment of any Tax or in connection with the administration, implementation, or enforcement of or compliance with any Legal Requirement relating to any Tax.
     “Taxes” means all taxes, levies, imposts, fees, duties and other like charges of any nature whatsoever imposed by a Governmental Authority responsible for the imposition of any such Tax (“Taxing Authority”), including, without limiting the generality of the foregoing, all income, sales, use, ad valorem, value added, stamp, transfer, payroll, franchise and intangible taxes and fees of any nature upon properties or assets, whether tangible or intangible, or upon the income, receipts, payrolls, transactions, net worth, capital, investment or franchise of a person or entity (including all sales, use, withholding and other taxes which a person or entity is required by law to collect and pay over to, or to pay to, any Taxing Authority), together with any and all additions thereto and penalties and interest payable with respect thereto or to any assessment or collection thereof.
     “Taxing Authority” is defined under the definition of Taxes.
     “Third Party Claim” means with respect to any party, the assertion of a claim or demand or commencement of any Proceeding against such party by any Person.
     “Threatened” means a Proceeding, claim, dispute, action, or other matter will be deemed to have been “Threatened” if any demand or statement has been made in writing or any written notice has been given that such Proceeding, claim, dispute, action, or other matter will be asserted, commenced, taken, or otherwise pursued in the future.
     “Year-End Financials” as defined in Section 6.05(a) of the Agreement.